NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACTS:
Investor Relations                                                                                                                   Trade Relations
Tim McCauley                                                                                                                   Brian Wolfenden
Director of Business Planning & Investor Relations                                                                                                           Director of Marketing Communications
(203) 769-8054                                                                                                                    (603) 594-8585, ext. 3435
tmccauley@presstek.com                                                                                                                bwolfenden@presstek.com

PRESSTEK ANNOUNCES FOURTH QUARTER 2009 FINANCIAL RESULTS

•	Positive adjusted EBITDA of $1.1 million
•	Improved year-on-year operating income (loss)
•	Reduction of debt net of cash of $4.2 million during the quarter
•	Sequential quarterly revenue growth
•	Continued positive adjusted EBITDA expected for Q1 2010

Greenwich, CT – March 10, 2010 – Presstek, Inc. (NASDAQ: PRST), a leading supplier of digital offset printing solutions to the printing and communications industries, today reported financial and operating results for the fourth quarter ended January 2, 2010.  The Company reported total revenue of $33.5 million in the fourth quarter of 2009, compared with $42.3 million in the fourth quarter of 2008, a decline of $8.8 million, or approximately 21 percent.  However, sequential quarterly revenue increased by 1.4 percent compared to $33.0 million of revenue in the third quarter of 2009.

The Company had an operating loss of $0.7 million in the fourth quarter of 2009, an improvement from a loss of $0.9 million in the 2008 fourth quarter and a loss of $6.2 million in the third quarter of 2009.  In the quarter, the Company had adjusted EBITDA of $1.1 million compared to the fourth quarter 2008 adjusted EBITDA of $3.0 million, which included an unusually large foreign currency gain in other income.  In the third quarter of 2009 the Company had negative adjusted EBITDA of $1.1 million.  During the fourth quarter of 2009, the Company incurred a loss from continuing operations of $1.5 million, or $0.04 per share, compared to income from continuing operations of $0.6 million in the fourth quarter of 2008, or $0.02 per share, and a loss from continuing operations of $6.6 million in the third quarter of 2009, or $0.18 per share.  (See “Information Regarding Non-GAAP Measures”)

“Today we have reported our fourth quarter 2009 results with revenue of $33.5 million, positive adjusted EBITDA of $1.1 million and a reduction in debt net of cash of $4.2 million,” said Presstek Chairman, President and Chief Executive Officer, Jeff Jacobson.  “These results represent our first sequential quarterly increase in revenue since the second quarter of 2008; a return to positive adjusted EBITDA after two negative quarters; and a strengthening of our overall financial position as we were able to significantly reduce our debt net of cash in the quarter.  These positive financial results combined with the recent sale of Lasertel, the closing on our new credit facility, the completion of the SEC review and the successful result achieved with the International Trade Commission in the VIM patent litigation give us a great deal of momentum as we move forward.”

Fourth Quarter 2009 Financial Results
Total revenue in the fourth quarter of 2009 was $33.5 million, compared with $42.3 million in the fourth quarter of 2008.

•
Equipment revenue declined 40 percent to $5.8 million in the fourth quarter of 2009, compared with $9.8 million for the same period last year.  Throughout 2009, equipment sales have been negatively impacted by the global economic recession that has caused credit markets to tighten and customers to delay major capital investment decisions. However, the fourth quarter equipment revenue represents a sequential quarterly revenue increase of $2.2 million, or 60 percent, and was the highest equipment revenue quarter of the year.

•
Consumables revenue totaled $20.6 million in the fourth quarter of 2009, compared with $24.2 million for the same period last year.  The decline in consumables revenue was primarily related to lower industry print volume, as well as lower sales in the Company’s “traditional” portfolio of consumables products.  Sequential quarterly revenue for consumables decreased $1.6 million, or 7 percent in the fourth quarter primarily due to a decline in “traditional” consumables in the quarter.

•
Service revenue declined approximately 15 percent to $7.1 million in the fourth quarter of 2009 compared to 2008 primarily due to a decrease in the level of traditional equipment service and lower installation volume.  Sequential quarterly revenue was essentially flat.

Gross margin for the fourth quarter was 33.9% compared to 37.9% in the fourth quarter of 2008.  This reduction was driven by unfavorable shifts in foreign currency exchange rates from the prior year and reduced productivity in equipment and digital plate manufacturing caused by lower production levels.  These reductions were partially offset by a favorable mix of products and cost reductions across the manufacturing and service areas as part of the $10 million cost reduction program announced in August 2009.

Fourth quarter operating expenses of $12.0 million declined $4.9 million, or 29 percent, from the fourth quarter of 2008.  This decrease is primarily related to significant reductions in legal and professional fees, bad debt charges and headcount related costs resulting primarily from the cost reduction program implemented in August 2009; and the timing of trade show expenses.  A restructuring charge of $0.5 million related to the cost reduction program was recorded in the fourth quarter of 2009.

“The $12.0 million operating expense level in the fourth quarter of 2009 represents a 42 percent decrease from 2007 levels when operating expenses averaged in excess of $20 million per quarter,” said Presstek Executive Vice President and Chief Financial Officer, Jeff Cook. “This decline has been due, in part, to operating expense reductions achieved in connection with the approximately $40 million of cost reduction and profit improvement actions that have been taken across the business in the past two years.”

Interest and other income/expense was an expense of $0.9 million in the fourth quarter of 2009 compared to income of $1.6 million in the fourth quarter of 2008.  This change was primarily attributed to a $1.7 million unfavorable swing in foreign currency impacts due to an unusually large foreign currency gain in the fourth quarter of 2008 and an increase in interest expense of $0.3 million as a result of higher interest rates and average debt outstanding during the quarter.

Results from continuing operations exclude the results from the Company’s Lasertel subsidiary which were recorded as discontinued operations.  Lasertel’s results improved during the fourth quarter of 2009 with income from operations, excluding $0.7 million of legal fees related to the sale of Lasertel, of $0.9 million compared with a loss from operations of $1.1 million in the same period last year.  On March 5, 2010, the Company completed the sale of Lasertel for approximately $10 million, comprised of $8 million of cash and $2 million of laser diode inventory for Presstek’s future product requirements.

The fourth quarter debt net of cash totaled $12.1 million, which is essentially flat from last year’s fourth quarter and is down 67 percent from its highest point of $37 million in March of 2007.  During the fourth quarter, debt net of cash was reduced by $4.2 million.

“We were pleased that we could complete 2009 with debt net of cash essentially flat in this environment,” added Cook.  “Even in the face of the contraction of our markets and the expense associated with the refinancing, VIM litigation, SEC review and the Lasertel sale, we were able to end 2009 at essentially the same debt net of cash position as we started the year.”

Full Year 2009 Financial Results

Revenue for the full year was $134.5 million, a decrease of $58.8 million or 30 percent from 2008.   The decline in revenue was driven primarily by the impact of the deterioration in the global economy and an unfavorable change in foreign currency exchange rates in the year.

Gross margin declined from 35.6% in 2008 to 31.4% in 2009, driven largely by unfavorable changes in foreign currency exchange rates, the negative impact of lower manufacturing productivity due to volume reductions and a third quarter equipment inventory adjustment of $2.7 million.  These negative impacts were partially offset by a favorable mix of product sales and the positive impact of cost reduction actions taken in manufacturing and service during the year.

The Company recorded two non-cash, non-routine charges in 2009: a $19.1 million goodwill write-off and a $16.8 million valuation allowance against its U.S. deferred tax assets.  These charges are non-cash and did not affect the Company’s liquidity or cash flows.

Excluding the goodwill impairment charge, operating expenses declined to $54.5 million in 2009, reflecting a year-over-year improvement of $9.3 million, or approximately 15 percent.  Lower expenses resulted primarily from lower headcount related costs due to the Company’s cost reduction activities, as well as lower trade show costs and lower legal and other professional services fees.

“We are very pleased with the progress we have made in the past quarter,” commented Jacobson.  “Since our last earnings call we have accomplished several significant steps toward achieving our long-term strategy.
•
We successfully completed the sale of our Lasertel business, closed on our new revolving credit facility, completed the SEC review and won our patent litigation against VIM Technologies in the International Trade Commission.  The effect of these actions is that we will free up valuable time and resources to focus even more on our growth initiatives and we will have the financial flexibility to continue to drive our strategy, expand our business and maximize our shareholder value.

•
In addition to these achievements, our 2009 fourth quarter results include sequential quarterly revenue growth, a return to positive adjusted EBITDA and a strengthening of our overall financial position as we were able to reduce our debt net of cash by $4.2 million.

•
Through our cost reduction and profit improvement programs we have optimized our cost structure, achieving total annualized benefits of approximately $40 million over the past two years and reducing operating expense levels by 42 percent from 2007 levels.  I am very pleased that actions such as these have allowed us to achieve a positive adjusted EBITDA of $1.1 million in the fourth quarter of 2009 on $33.5 million of revenue.

•
We also continue to experience positive reactions to our expanded product portfolio, including our thirteen new product announcements in the past two years.  We are excited about the organic growth potential that the new portfolio and our expanded international distribution channels provide us.

We believe revenue has stabilized and we are poised for growth.  However, as industry-wide revenue levels tend to be lower in the first quarter due to typical industry seasonality, we expect first quarter 2010 revenue to be consistent with the fourth quarter of 2009. The revenue stabilization combined with our optimized cost structure will allow us to continue to achieve positive adjusted EBITDA in the first quarter of 2010, and we expect that future revenue growth will drive improved profitability and cash generation.”

Information Regarding Non-GAAP Measures
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides non-GAAP financial measures, including operating expenses, excluding the impact of restructuring charges; adjusted EBITDA; cash earnings from continuing operations, excluding non-routine charges; working capital, excluding short-term debt; debt net of cash; operating expenses, excluding the impact of goodwill impairment; income from discontinued operations, excluding legal fees; and other GAAP measures adjusted for certain charges, which the Company believes are useful to help investors better understand its past financial performance and prospects for the future.  A full reconciliation of GAAP to non-GAAP measures is provided in the financial tables below.  Supplemental financial information has been provided with this release to provide additional details on the Company's performance.

Conference Call and Webcast Information
Management will discuss Presstek's fourth quarter 2009 results in a conference call on Wednesday, March 10, 2010 at 10:30 a.m. Eastern Time.  Conference call information is below:

Conference Call Access:
Domestic Dial In: (866) 730-5762
International Dial In: (857) 350-1586
Passcode:  93941228

In addition, for those unable to participate at the time of the call, a rebroadcast will be available following the call from Wednesday, March 10, 2010 at 1:30 PM Eastern Time until Wednesday, March 17, 2010 at 11:59 PM Eastern Time.

Rebroadcast Access:
Domestic Dial In: 888-286-8010
International Dial In: 617-801-6888
Passcode: 38238227

An archived webcast of this conference call will also be available on the "Investor Events Calendar" page of the Company's web site, www.presstek.com.

About Presstek
Presstek, Inc. is a leading supplier of digital offset printing solutions to the printing and communications industries.  Presstek’s DI® digital offset solutions bridge the gap between toner and conventional offset printing, enabling printers to cost effectively meet increasing customer demand for high quality, short run color printing with a fast turnaround time while providing improved profit margins. The Company’s CTP portfolio ranges from two-page to eight-page systems, many of which are fully automated.  These systems support Presstek’s line of chemistry-free plates as well as Aeon, a no preheat thermal plate which offers run lengths up to one million impressions. Presstek also offers a range of workflow solutions, pressroom supplies, and reliable service. Presstek is well positioned to support print environments of any size on a worldwide basis. Visit www.Presstek.com or call +1.603.595.7000 for more information.
DI is a registered trademark of Presstek, Inc.

“Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
Certain statements contained in this News Release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected revenue, gross margins, operating income (loss), EBITDA, asset impairments, expectations concerning the level of costs, the level of customer demand, the results of the Company’s cost reduction measures, and the ability of the Company to achieve its stated objectives.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to: the severity and length of the current economic downturn,  the impact of the economic downturn on the availability of credit for the Company’s customers, market acceptance of and demand for the Company's products and resulting revenue, the ability of the Company to successfully expand into new territories, the ability of the Company to meet its stated financial and operational objectives, the Company's dependence on its partners (both manufacturing and distribution), and other risks and uncertainties detailed in the Company's 2008 Annual Report on Form 10-K and the Company's other reports on file with the Securities and Exchange Commission.  The words "looking forward," "looking ahead," "believe(s)," "should," "may," "expect(s)," "anticipate(s)," "project(s)," "likely," "opportunity," expressions of optimism concerning future events or results, and similar expressions, among others, identify forward-looking statements.   Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.  The Company undertakes no obligation to update any forward-looking statements contained in this news release.

PRESSTEK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per-share data)
(Unaudited)

	Three months ended		Twelve months ended
	January 2,	January 3,	January 2,	January 3,
	2010	2009	2010	2009

Revenue
Equipment	$5,819	$9,759	$19,646	$52,716
Consumables	20,571	24,220	85,741	106,027
Service and parts	7,092	8,339	29,071	34,509
Total revenue	33,482	42,318	134,458	193,252

Cost of revenue
Equipment	5,901	8,611	23,916	45,818
Consumables	11,162	11,818	46,765	53,270
Service and parts	5,057	5,862	21,585	25,423
Total cost of revenue	22,120	26,291	92,266	124,511

Gross profit	11,362	16,027	42,192	68,741

Operating expenses
Research and development	1,172	1,447	4,975	5,144
Sales, marketing and customer support	5,442	7,526	24,967	29,937
General and administrative	4,673	7,175	21,912	25,496
Amortization of intangible assets	214	261	926	1,084
Restructuring and other charges	522	539	1,684	2,108
Goodwill impairment	-	-	19,114	-
Total operating expenses	12,023	16,948	73,578	63,769

Income (loss) from operations	(661)	(921)	(31,386)	4,972
Interest and other expense, net	(858)	1,584	(1,389)	938

Income (loss) from continuing operations before income taxes	(1,519)	663	(32,775)	5,910
Provision (benefit) for income taxes	(32)	49	16,334	2,780

Income (loss) from continuing operations	(1,487)	614	(49,109)	3,130
Income (loss) from discontinued operations, net of income taxes	219	(1,070)	(740)	(2,606)

Net income (loss)	$(1,268)	$(456)	$(49,849)	$524

Earnings (loss) per share - basic
Income (loss) from continuing operations	$(0.04)	$0.02	$(1.34)	$0.09
Income (loss) from discontinued operations	0.01	(0.03)	(0.02)	(0.08)
	$(0.03)	$(0.01)	$(1.36)	$0.01
Earnings (loss) per share - diluted
Income (loss) from continuing operations	$(0.04)	$0.02	$(1.34)	$0.09
Income (loss) from discontinued operations	0.01	(0.03)	(0.02)	(0.08)
	$(0.03)	$(0.01)	$(1.36)	$0.01

Weighted average shares outstanding
Weighted average shares outstanding - basic	36,827	36,619	36,744	36,596
Dilutive effect of stock options	-	-	-	9
Weighed average shares outstanding - diluted	36,827	36,619	36,744	36,605

PRESSTEK, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	January 2,	January 3,
	2010	2009

ASSETS
Current assets
Cash and cash equivalents	$5,843	$4,738
Accounts receivable, net	22,605	30,759
Inventories	28,905	37,607
Assets of discontinued operations	14,097	13,330
Deferred income taxes	243	7,066
Other current assets	2,598	4,095
Total current assets	74,291	97,595

Property, plant and equipment, net	24,307	25,530
Goodwill	-	19,114
Intangible assets, net	4,316	4,174
Deferred income taxes	1,140	10,494
Other noncurrent assets	481	606

Total assets	$104,535	$157,513

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt and capital lease obligation	$-	$4,074
Line of credit	17,910	12,415
Accounts payable	9,887	12,060
Accrued expenses	8,049	13,261
Deferred revenue	6,497	7,300
Liabilities of discontinued operations	5,203	5,702
Total current liabilities	47,546	54,812

Other long-term liabilities	141	170

Total liabilities	47,687	54,982

Stockholders' equity
Preferred stock	-	-
Common stock	368	366
Additional paid-in capital	120,005	117,985
Accumulated other comprehensive loss	(3,810)	(5,954)
Accumulated deficit	(59,715)	(9,866)
Total stockholders' equity	56,848	102,531

Total liabilities and stockholders' equity	$104,535	$157,513

PRESSTEK, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
$000's
(Unaudited)

	Q4 2008	Q1 2009	Q2 2009	Q3 2009	Q4 2009
Key Units
DI Presses (Excludes QMDI)	25	13	11	12	15
CTP Platesetters (Excludes DPM)	35	24	21	15	10

Revenue - Growth Portfolio
DI Presses (Excludes QMDI)	7,528	3,521	3,732	2,923	5,634
Presstek Branded DI Plates	4,661	4,025	4,301	4,318	4,022
Total DI Revenue	12,189	7,546	8,033	7,241	9,656

Presstek CTP Platesetters (Excludes DPM)	2,039	1,109	1,505	1,081	578
Chemistry Free CTP Plates	4,402	3,426	3,678	3,745	3,523
Total CTP Revenue	6,441	4,535	5,183	4,826	4,101

Service Transfer	(1,176)	(601)	(603)	(596)	(581)
Service Revenue	3,002	2,723	2,588	2,603	2,553

Total Revenue - Growth Portfolio	20,456	14,203	15,201	14,074	15,729

Revenue - Traditional Portfolio
QMDI Platform	3,417	2,962	2,987	3,056	3,155
Polyester CTP Platform	3,601	3,575	3,178	3,228	2,896
Other DI Plates	1,693	1,295	1,128	1,438	1,521
Conventional/Other	7,916	7,775	6,608	6,772	5,824
Total Product Revenue - Traditional	16,627	15,607	13,901	14,494	13,397

Service Transfer	(102)	(190)	(190)	(188)	(183)
Service Revenue - Traditional	5,336	4,840	4,598	4,626	4,539

Total Revenue - Traditional Portfolio	21,861	20,257	18,309	18,932	17,753

Total Revenue	42,318	34,460	33,510	33,006	33,482

Product Revenue Components %
Growth	48.3%	41.2%	45.4%	42.6%	47.0%
Traditional	51.7%	58.8%	54.6%	57.4%	53.0%

Geographic Revenues (Origination)
North America	32,374	26,715	26,076	26,810	26,436
Europe	9,944	7,745	7,434	6,196	7,046
Consolidated	42,318	34,460	33,510	33,006	33,482

Gross Margin
Presstek
Equipment	11.7%	5.9%	0.9%	-124.8%	-1.4%
Consumables	51.2%	46.7%	43.5%	45.9%	45.7%
Service	29.7%	20.8%	25.3%	28.5%	28.7%
Consolidated	37.9%	35.1%	32.9%	23.3%	33.9%

Operating Expense (Excluding Special Charges) (A)	$16,409	$13,851	$14,602	$12,826	$11,501

Profitability
Net income (loss)	$(456)	$(1,191)	$(41,449)	$(5,941)	$(1,268)
Add back: Income from discontinued operations	1,070	85	1,580	(706)	(219)
Net income (loss) from continuing operations	614	(1,106)	(39,869)	(6,647)	(1,487)
Add back:
Interest	121	56	110	491	459
Other (income) expense	(1,705)	(516)	136	254	399
Tax charge (benefit)	49	(275)	16,905	(264)	(32)
Impairment / Other charges	-	-	19,114	2,700	124
Non cash portion of equity compensation	482	457	505	389	351
Restructuring and Other charges	539	84	38	1,040	522
Operating income (loss) from continuing operations	100	(1,300)	(3,061)	(2,037)	336
Add back:
Depreciation and amortization	1,172	1,191	1,150	1,231	1,173
Other income (expense)	1,705	516	(136)	(254)	(399)
Adjusted EBITDA (A)	$2,977	$407	$(2,047)	$(1,060)	$1,110

Cash Earnings From Continuing Operations
Income (loss) from continuing operations	614	(1,106)	(39,869)	(6,647)	(1,487)
Add back:
Restructuring and Other charges	539	84	38	1,040	522
Impairment / Other charges	-	-	19,114	2,700	124
Depreciation and amortization	1,172	1,191	1,150	1,231	1,173
Non cash portion of equity compensation	482	457	505	389	351
Non cash portion of taxes	36	(454)	17,071	(299)	(141)
Cash Earnings From Continuing Operations (A)	2,843	172	(1,991)	(1,586)	542

Working Capital
Current assets (excluding net assets of discontinued operations)	$84,263	$83,850	$73,994	$68,159	$60,194
Current liabilities
Short-term debt	16,489	14,941	17,592	23,446	17,910
All other current liabilities	32,575	33,847	31,345	26,293	24,433
Current liabilities	49,064	48,788	48,937	49,739	42,343
Working capital	35,199	35,062	25,057	18,420	17,851
Add back short-term debt	16,489	14,941	17,592	23,446	17,910
Working capital, excluding short-term debt (A)	$51,688	$50,003	$42,649	$41,866	$35,761

Debt net of cash (A)
Calculation of total debt:
Current portion of long-term debt	$4,074	$2,454	$1,644	$834	$-
Line of credit	12,415	12,487	15,948	22,612	17,910
Long-term debt, net of current portion	-	-	-	-	-
Total debt	16,489	14,941	17,592	23,446	17,910
Cash	4,738	5,262	4,453	7,220	5,843
Debt net of cash	$11,751	$9,679	$13,139	$16,226	$12,067

Days Sales Outstanding	69	74	69	66	59

Days Inventory Outstanding	87	100	105	99	84

Capital Expenditures	$831	$180	$238	$257	$51

Employees	608	612	608	553	527

A.   Operating expenses, excluding special charges and Adjusted EBITDA [earnings before interest, taxes, depreciation, amortization and restructuring and other non-recurring charges (credits)]; Working capital, excluding short-term debt; Debt net of cash; and Cash earning from continuing operations are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP") and should not be considered alternatives for, or in isolation from, the financial information prepared and presented in accordance with GAAP.  Presstek's management believes that EBITDA provides meaningful supplemental information regarding Presstek's current financial performance and prospects for the future.   Presstek's management believes that Cash earnings from continuing operations provide meaningful supplemental information regarding Presstek's current financial performance and prospects for the future.  Presstek's management believes that Working capital, excluding short-term debt, provides meaningful supplemental information regarding Presstek's ability to meet its current liability obligations.  Presstek's management believes that Debt net of cash provides meaningful information on Presstek's debt relative to its cash position.  Presstek believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Presstek's ongoing operations and liquidity, and when planning and forecasting future periods.  These non-GAAP measures also facilitate management's internal comparisons to Presstek's historical operating results and liquidity.  Our presentations of these measures, however, may not be comparable to similarly titled measures used by other companies.  Reconciliations of these measures to GAAP are included in the tables above.

** Certain amounts may be subject to reclassification to conform to current presentation.

Reconciliation of GAAP amounts to Non-GAAP amounts
(Dollar amounts in thousands)

	Three months ended January 2, 2010			Three months ended January 3, 2009
	GAAP		Non-GAAP	GAAP		Non-GAAP
	amounts	Adjustments	amounts	amounts	Adjustments	amounts

Income (loss) from discontinued operations, net of income tax	$219	$700	$919	$(1,070)	$-	$(1,070)

Adjustment represents legal expenses related to the sale of Lasertel, Inc. that are included in Income (loss) from discontinued operations

	Twelve months ended January 2, 2010			Twelve months ended January 3, 2009
	GAAP		Non-GAAP	GAAP		Non-GAAP
	amounts	Adjustments	amounts	amounts	Adjustments	amounts

Operating Expenses	$73,578	$(19,114)	$54,464	$63,769	$-	$63,769

Adjustment represents the goodwill impairment charge recognized in the second quarter of 2009